Exhibit 5.1

FORM OF OPINION OF WACHTELL, LIPTON, ROSEN & KATZ

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

[DATE]

Bankrate, Inc.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

Ladies and Gentlemen:

We have acted as special counsel to Bankrate, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on April 18, 2011, of the proposed offer by the Company to exchange (the “Exchange Offer”) $300,000,000 of its outstanding unregistered 11 3/4% Senior Secured Notes due 2015 (the “Outstanding Notes”) and the related guarantees (the “Outstanding Guarantees”) for (i) a like principal amount of its 11 3/4% Senior Secured Notes (the “Registered Notes”) and (ii) guarantees (the “Registered Guarantees”) of the Guarantors listed in the Registration Statement (the “Guarantors”), in each case registered under the Act.

The Outstanding Notes and the Outstanding Guarantees have been, and the Registered Notes and Registered Guarantees will be, issued pursuant to (i) an Indenture dated as of July 13, 2010 (the “Indenture”), by and between Bankrate, Inc., a Florida corporation (“Bankrate Florida”), certain of its subsidiaries, Wilmington Trust FSB, as trustee, and Wilmington Trust FSB, as collateral agent under the Indenture, (ii) a Supplemental Indenture dated as of August 6, 2010, by and among Bankrate Florida, the Guarantors and Wilmington Trust FSB, as trustee and collateral agent under the Indenture (the “Supplemental Indenture”), and (iii) a Second Supplemental Indenture dated as of April 14, 2011 by and among the Company, the Guarantors and Wilmington Trust FSB, as trustee and collateral agent (the “Second Supplemental Indenture” and together with the Indenture and the Supplemental Indenture the “Indentures”).

The Outstanding Notes were initially issued by Bankrate Florida, which, effective as of April 15, 2011, merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in such Merger as a corporation organized under the laws of the State of Delaware. In connection with the Merger and pursuant to the Second Supplemental Indenture, the Company has assumed all obligations of Bankrate Florida under the Indentures and certain other documents pertaining to the Outstanding Notes, including the Registration Rights Agreement with respect to the Outstanding Notes by and among the Bankrate Florida and the Initial Purchasers named therein, dated as of July 13, 2010 (the “Registration Rights Agreement”). The Company is proposing the Exchange Offer pursuant to the Registration Rights Agreement.

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. The Registered Notes, the Indentures and the documents pertaining to the Merger are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Guarantors. We have also assumed the valid authorization, execution and delivery of the Indentures by each party thereto other than the Company and the Guarantors, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indentures, against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

(a)	the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)	the Registered Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

(a)	Any provisions of the Registered Notes that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Registered Notes, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(b)	We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Registered Notes, (ii) any provisions of the Registered Notes that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Registered Notes or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Registered Notes or (iv) any waiver of jury trial found in the Registered Notes.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,